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                                                                       EXHIBIT 8





                                February 17, 1994



Board of Directors
Peoples Financial Services, Inc.
Two West Jackson
P.O. Box 130
Cookeville, TN  38501-0130

Board of Directors
Trans Financial Bancorp, Inc.
500 East Main Street
Bowling Green, KY  42101


Gentlemen:

                 You have requested our opinion concerning certain federal income tax consequences of the proposed merger of Peoples Financial Services, Inc. ("PFS") with and into Trans Financial Bancorp, Inc. ("Trans Financial") pursuant to the terms and conditions set forth in the Plan of Merger dated December 27, 1993, by and between Trans Financial and PFS (the "Plan of Merger") and the terms and conditions set forth in the Agreement and Plan of Reorganization dated December 27, 1993 by and between Trans Financial and PFS (the "Plan of Reorganization"). Capitalized terms used in this opinion letter and not defined herein shall have the meanings ascribed to them in the Plan of Merger.

                 A summary of the pertinent facts and assumptions upon which we have relied in rendering this opinion are set forth below.





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Peoples Financial Services, Inc.
Trans Financial Bancorp. Inc.
February 17, 1994
Page 2.

                                     FACTS

                 Trans Financial is a corporation organized and existing under the laws of the Commonwealth of Kentucky.

                 PFS is a corporation organized and existing under the laws of the State of Tennessee, the authorized capital stock of which consists of /i/ 1,000,000 shares of common stock with no par value per share ("PFS Common Stock"), of which at the date hereof 236,777 shares of PFS Common Stock are validly issued and outstanding and fully paid and nonassessable, no shares are held by PFS in treasury, and 3,111 shares are reserved for issuance upon the exercise of outstanding options, and /ii/ shares of organizational common stock with $10 par value per share, of which no shares are issued or outstanding.

                 Pursuant to the terms and conditions set forth in the Plan of Reorganization and the Plan of Merger and pursuant to applicable state law, PFS will be merged with and into Trans Financial as of the Effective Time. Each share of PFS Common Stock issued and outstanding immediately prior to the Effective Time, will, automatically, by virtue of the merger and at the Effective Time, be exchanged for and converted into 5.5 shares of Trans Financial common stock, subject to Sections 2.1.B and 2.1.C of the Plan of Merger. PFS shareholders will receive cash in lieu of any fractional shares of Trans Financial common stock.

                                  ASSUMPTIONS

                 1. The fair market value of the Trans Financial common stock and other consideration received by each PFS shareholder will be approximately equal to the fair market value of the PFS Common Stock surrendered by such PFS shareholder in the exchange.

                 2. There is no plan or intention by the shareholders of PFS who own one percent (1%) or more of the PFS Common Stock, and to the best of the knowledge of the management of PFS, there is no plan or intention on the part of the remaining shareholders of PFS to sell, exchange or otherwise dispose of a number of shares of Trans Financial common stock received in the transaction that would reduce the PFS shareholders' ownership of Trans Financial common stock to a number of shares having a value, as of the date of the transaction, of less than fifty percent (50%) of the value of all of the outstanding stock of PFS as of the same date. For purposes of this representation, shares of PFS stock surrendered by dissenters or exchanged for cash in lieu of fractional shares of Trans Financial common stock will be treated as outstanding PFS





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Peoples Financial Services, Inc.
Trans Financial Bancorp, Inc.
February 17, 1994
Page 3.


Common Stock on the date of the transaction. Moreover, shares of PFS Common Stock and shares of Trans Financial common stock held by PFS shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction in connection with the transaction will be treated as outstanding PFS Common Stock for purposes of this representation.

                 3. Following the transaction, Trans Financial will continue PFS's historic business or use a significant portion of PFS's historic business assets in a business.

                 4. Except as otherwise expressly provided in the Plan of Reorganization, each of the parties to the proposed transaction will pay their respective expenses, if any, incurred in connection with the transaction.

                 5. There is no intercorporate indebtedness existing between Trans Financial and PFS that was issued, acquired, or will be settled at a discount.

                 6. Trans Financial does not currently own, nor has it owned during the past five years, any shares of the stock of PFS.

                 7. Neither Trans Financial nor PFS is an "investment company" as defined in Section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code of 1986, as amended (the "Code").

                 8. On the date of the transaction, the fair market value of the assets of PFS will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

                 9. PFS is not under the jurisdiction of a court in a "title 11 or similar case" within the meaning of Section 368(a)(3)(A) of the Code.

                 10. The payment of cash in lieu of fractional shares of Trans Financial common stock is solely for the purposes of avoiding the expense and inconvenience to Trans Financial of issuing fractional shares and does not represent separately bargained-for-consideration. The total cash consideration that will be paid in the transaction to PFS shareholders instead of issuing fractional shares of Trans Financial common stock will not exceed one percent of the total consideration that will be issued in the transaction to the PFS shareholders in exchange for their shares of their PFS Common Stock. The fractional share interests of each holder of PFS Common Stock will be aggregated and no holder of PFS Common Stock





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Peoples Financial Services, Inc.
Trans Financial Bancorp, Inc.
February 17, 1994
Page 4.


(other than dissenters to the merger) will receive cash in an amount equal to or greater than the value of one full share of Trans Financial common stock.

                 11. Trans Financial has no plan or intention to reacquire any of its stock issued in the transaction.

                 12. There is no plan or intention to transfer the assets of PFS acquired by Trans Financial in the transaction to any entity other than a Trans Financial subsidiary described in Section 368(a)(2)(c) of the Code.

                 13. The merger of PFS with and into Trans Financial will constitute a valid statutory merger under applicable Kentucky law.

                 14. Except for cash received for fractional shares and cash received pursuant to the exercise of appraisal rights, no PFS shareholder will receive any consideration in connection with the proposed merger other than Trans Financial voting common stock.

                                    OPINION

                 Based upon the information submitted and the representations and assumptions set forth above, it is our opinion that:

                 1. The proposed merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Trans Financial and PFS will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

                 2. No gain or loss will be recognized by the PFS shareholders upon the exchange of their PFS Common Stock solely for Trans Financial voting common stock. (Section 354(a)(1)) of the Code).

                 3. The basis of the Trans Financial voting common stock to be received by the PFS shareholders will be the same, in each instance, as the basis of the PFS Common Stock surrendered in exchange therefor (Section 358(a)(1) of the Code).

                 4. The holding period of the Trans Financial voting common stock to be received by the PFS shareholders will include the holding period of the PFS Common Stock surrendered in exchange therefor, provided the PFS Common Stock was held as a capital asset on the date of the exchange (Section 1223(1) of the Code).





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Peoples Financial Services, Inc.
Trans Financial Bancorp, Inc.
February 17, 1994
Page 5.


                 5. No gain or loss will be recognized by Trans Financial upon the receipt of PFS assets solely in exchange for common stock of Trans Financial (Section 1032(a) of the Code).

                 6. Where a PFS shareholder receives cash by exercising statutory dissenter's rights, the cash will be treated as having been received by such shareholder as a distribution with respect to his PFS stock, subject to the provisions and limitations of Sections 302 and 318 of the Code.

                 7. The payment of cash in lieu of fractional share interests of Trans Financial common stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by Trans Financial. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in
Section 302(a) of the Code (Rev. Rul. 66-365, 1966 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574).

                                   CONCLUSION

                 The foregoing opinion is premised and conditioned upon the validity of the assumptions set forth herein and the accuracy and validity of the facts described herein, including the fact that the proposed transaction will be consummated in the manner described in the Plan of Merger and the Plan of Reorganization.

                 Our opinion is based upon the federal income tax laws in effect as of this date. Future legislation, administrative pronouncements and judicial decisions (some of which may have retroactive application) could have a material impact on the validity of our conclusions. Our opinion is expressly limited to the issues specifically addressed herein and we render no opinion regarding other issues that have not been specifically addressed. Our opinion cannot be relied upon by anyone other than the addressees hereof and the shareholders of Trans Financial and PFS without our prior express written consent. We hereby consent to the filing of this opinion, or copies thereof, as an Exhibit to the Registration Statement on Form S-4 to be issued by Trans Financial (the "Registration Statement") pursuant to the Plan of Reorganization, and to the statement made regarding our firm under the caption "Certain Federal Income Tax Consequences" in the prospectus included in the Registration Statement.

                                        Sincerely,

                                        WYATT, TARRANT & COMBS


                                        /s/ Wyatt, Tarrant & Combs

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